Exhibit 99.1
Earnings Release

Investor Contact: Catalent, Inc. Thomas Castellano 732-537-6325 investors@catalent.com

Catalent, Inc. Reports Third Quarter Fiscal Year 2017 Results

•	Q3'17 revenue $532.6 million increased 22% as-reported, or 25% in constant currency from the prior year period.

•	Q3'17 YTD revenue $1,458.5 million increased 11% as-reported, or 14% in constant currency from the prior year period.

•	Completed the acquisition of Accucaps, a Canadian developer and manufacturer of over-the-counter (OTC) and prescription softgel products.

•	Announced Madhu Balachandran, former Amgen Executive Vice President of Operations, joined our Board of Directors.

Somerset, N.J. - May 4, 2017 -- Catalent, Inc. (NYSE: CTLT), the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products, today announced financial results for the third quarter of fiscal year 2017, which ended March 31, 2017.

Third quarter 2017 revenue of $532.6 million increased 22% as reported and increased 25% in constant currency from $438.0 million reported in the third quarter a year ago. For the first nine months of fiscal year 2017, revenue was $1,458.5 million and increased 11% as reported and 14% in constant currency, compared to the $1,315.9 million recorded in the prior-year period. All three of the Company’s reporting segments posted constant currency revenue growth for the quarter and year-to-date period when compared to the comparable periods of the prior year.

Third quarter 2017 net earnings attributable to Catalent were $26.0 million, or $0.21 per diluted share, compared to net earnings of $10.7 million, or $0.09 per diluted share, in the third quarter a year ago. For the first nine months of fiscal year 2017, net earnings attributable to Catalent were $48.0 million, or $0.38 per diluted share, compared to net earnings of $53.4 million, or $0.42 per diluted share, in the same period of the prior year.

Third quarter 2017 EBITDA from continuing operations of $93.8 million, as referenced in the GAAP to non-GAAP reconciliation provided later in this release, increased 33% from $70.3 million in the third quarter a year ago. For the first nine months of fiscal year 2017, EBITDA from continuing operations was $241.7 million, an increase of 1% compared to the $239.9 million recorded in the prior-year period.

Third quarter 2017 Adjusted EBITDA (see the non-GAAP reconciliation) was $117.8 million, or 22.1% of revenue, compared to $80.7 million, or 18.4% of revenue, in the third quarter a year ago. This represents an increase of 46% as reported and an increase of 51% on a constant currency basis.

Third quarter 2017 Adjusted Net Income (see the non-GAAP reconciliation) was $48.7 million, or $0.38 per diluted share, compared to Adjusted Net Income of $26.4 million, or $0.21 per diluted share, in the third quarter a year ago.

"We're pleased with our performance during the third quarter, where we recorded double-digit organic revenue growth on a constant currency across all three of our reporting segments, and closed our second strategic acquisition of the fiscal year," said John Chiminski, President and Chief Executive Officer of Catalent, Inc. "The integrations of both acquisitions closed during the fiscal year, Pharmatek and Accucaps, are progressing according to our expectations and are already creating value for the company and our shareholders."

Third Quarter 2017 Segment Highlights

Revenue Highlights by Business Segment

Revenue from the Softgel Technologies segment was $209.9 million for the third quarter of fiscal 2017, an increase of 13% as reported, or 14% in constant currency, compared to the third quarter a year ago. The constant currency growth was attributable to higher end-market demand for prescription products in Europe, which includes increased volume at the Beinheim facility compared to lower production levels in the prior year due to a temporary suspension of operations. Increased demand for prescription products in North America also contributed to the growth, but was partially offset by lower end-market demand for consumer health products in Asia Pacific. The acquisition of Accucaps contributed 6% of the segment's revenue growth during the quarter.

Revenue from the Drug Delivery Solutions segment was $234.6 million for the third quarter of fiscal 2017, an increase of 23% as reported, or 27% in constant currency, over the third quarter a year ago. The growth was primarily driven by favorable end-customer demand for certain higher margin offerings within our U.S. oral delivery solutions platform, increased volume related to our biologics offering, and increased activity within the analytical services platform. The acquisition of Pharmatek contributed 4% of the segment's revenue growth during the quarter.

Revenue from the Clinical Supply Services segment was $97.5 million for the third quarter of fiscal 2017, an increase of 36% as reported, or an increase of 44% in constant currency over the third quarter a year ago. Approximately half of the revenue growth was driven by lower-margin comparator sourcing volume, with the other half of the growth coming from core storage, distribution, manufacturing, and packaging volumes.

Segment EBITDA Highlights

Softgel Technologies segment EBITDA in the third quarter of fiscal 2017 was $51.4 million, an increase of 45% as reported, or 48% in constant currency, versus the third quarter a year ago. The increase was primarily attributable to a favorable mix shift to higher margin prescription products in Europe and North America, and increased volume and reduced costs at the Beinheim facility. The acquisition of Accucaps contributed 8% of the growth in the segment EBITDA during the quarter.

Drug Delivery Solutions segment EBITDA in the third quarter of fiscal 2017 was $59.5 million, an increase of 49% as reported, or 56% in constant currency. The increase was primarily driven by increased demand for certain higher margin offerings with our U.S. oral delivery solutions platform, and increased volume related to our biologics offering; partially offset by unfavorable product mix with respect to products utilizing our blow-fill-seal technology platform. The acquisition of Pharmatek contributed 3% of the growth in segment EBITDA during the quarter.

Clinical Supply Services segment EBITDA in the third quarter of fiscal 2017 was $15.7 million, an increase of 30% as reported, or 43% in constant currency. The increase was primarily attributable to higher demand for our core storage, distribution, manufacturing and packaging services. Increased volume related to lower-margin comparator sourcing activities also modestly contributed to the segment's EBITDA growth.

See the section of this release captioned "Non-GAAP Financial Measures" for an explanation of "segment EBITDA."

First Nine Months of Fiscal 2017 Segment Highlights

Revenue Highlights by Business Segment

Revenue from the Softgel Technologies segment was $598.2 million for the first nine months of fiscal year 2017, an increase of 9% as reported, or 10% in constant currency, compared to the same period a year ago. The constant currency growth was attributable to higher end-market demand for prescription products in Europe, which includes increased volume at the Beinheim facility compared to lower production levels in the prior year. Increased demand for prescription products in North America also contributed to the growth, but this was partially offset by lower end-market demand for consumer health products in Asia Pacific. The acquisition of Accucaps contributed 2% of the segment's revenue growth during the period.

Revenue from the Drug Delivery Solutions segment was $639.9 million for the first nine months of fiscal year 2017, an increase of 13% as reported, or 16% in constant currency, over the same period a year ago. The strong performance was primarily driven by favorable end-customer demand for certain higher margin offerings within our U.S. oral delivery solutions platform, increased volume related to our biologics offering, and increased activity within the analytical services platform. The acquisition of Pharmatek modestly contributed to the segment's year-to-date revenue growth.

Revenue from the Clinical Supply Services segment was $249.5 million for the first nine months of fiscal year 2017, an increase of 10% as reported, or an increase of 18% in constant currency over the same prior-year period. This growth was due to higher volume related to core storage, distribution, manufacturing, and packaging services; as well as due to increased lower-margin comparator sourcing activities.

Segment EBITDA Highlights

Softgel Technologies segment EBITDA for the first nine months of fiscal year 2017 was $125.3 million, an increase of 20% as reported, or 24% in constant currency, compared to the same period a year ago. The increase was primarily attributable to a favorable mix shift to higher margin prescription products in Europe and North America, and increased volume and reduced costs at the Beinheim facility. The acquisition of Accucaps contributed 3% of the segment EBITDA growth during the period.

Drug Delivery Solutions segment EBITDA in the first nine months of fiscal year 2017 was $151.5 million, an increase of 9% as reported, or 14% in constant currency. The increase was understated due to a $12.5 million resolution of volume commitments recorded in the prior-year period. Excluding this event, segment EBITDA increased 24% due to increased volume and favorable product mix within our analytical services platform and biologics offering, as well as due to increased volumes related to our integrated oral solids development and manufacturing capabilities within our oral delivery solutions platform. The acquisition of Pharmatek modestly contributed to the year-to-date segment EBITDA growth.

Clinical Supply Services segment EBITDA in the first nine months of fiscal year 2017 was $37.8 million, a decrease of 4% as reported, or an increase of 7% in constant currency. The increase was primarily attributable to higher demand for our core storage, distribution, manufacturing and packaging services. Increased volume related to lower-margin comparator sourcing activities also modestly contributed to the segment EBITDA growth.

See the section of this release captioned "Non-GAAP Financial Measures" for an explanation of "segment EBITDA."

Additional Financial Highlights

Third quarter 2017 gross margin of 31.4% increased 260 basis points as-reported, from 28.8% in the third quarter a year ago. The increase was primarily attributable to favorable product mix within the Softgel Technologies and Drug Delivery Solutions segments. Gross margin of 30.1% in the first nine months of fiscal year 2017 declined 30 basis points as-reported, from the 30.4% recorded in the same period a year ago. The year-to-date decline was primarily attributable to the $12.5 million resolution of volume commitments recorded in the prior-year period, partially offset by a favorable shift in product mix within the Softgel Technologies and Drug Delivery Solutions segments.

Third quarter 2017 selling, general and administrative expenses were $100.9 million and represented 18.9% of revenue, compared to $93.4 million, or 21.3% of revenue, in the third quarter a year ago. Selling, general and administrative expenses for the first nine months of fiscal year 2017 were $295.3 million and represented 20.2% of revenue, compared to $268.6 million, or 20.4% of revenue, in the same period of the prior year.

Backlog for the Clinical Supply Services segment, defined as estimated future service revenues from work not yet completed under signed contracts was $329.8 million as of March 31, 2017, a 1% decrease compared to the second quarter of fiscal year 2017. The segment also recorded net new business wins of $98.6 million during the third quarter, which represented a 18% increase year over year. The segment’s trailing-twelve-month book-to-bill ratio was 1.2x.

Balance Sheet and Liquidity

As of March 31, 2017, Catalent had $2.0 billion in total debt, and $1.8 billion in total debt net of cash and short-term investments, which is essentially in-line with the total and net debt levels as of December 31, 2016. As of March 31, 2017, Catalent’s net leverage ratio was 4.2x, an improvement compared to the 4.5x recorded in the prior quarter.

Fiscal Year 2017 Outlook

There is no change to Catalent’s previously issued financial guidance. For fiscal year 2017, the company expects revenue in the range of $1.940 billion to $1.980 billion. Catalent expects Adjusted EBITDA in the range of $435 million to $450 million and Adjusted Net Income in the range of $168 million to $183 million. These guidance ranges continue to be consistent with the organic, constant currency long-term CAGR growth expectations of 4-6% for revenue and 6-8% for Adjusted EBITDA. The Company expects self-funded capital expenditures in the range of $130 million to $135 million and fully diluted share count in the range of 126 million to 128 million shares on a weighted average basis.

Earnings Webcast

The Company’s management will host a webcast to discuss the results at 4:45 p.m. ET today. Catalent invites all interested parties to listen to the webcast, which will be accessible through Catalent’s website at http://investor.catalent.com. A supplemental slide presentation will also be available in the “Investors” section of Catalent’s website prior to the start of the webcast. The webcast replay, along with the supplemental slides, will be available for 90 days in the “Investors” section of Catalent’s website at www.catalent.com.

Board Member Appointment

On May 2, 2017 the Company's Board of Directors increased the size of the Board from nine to ten members and appointed Madhavan ("Madhu") Balachandran as a director of the Company, effective immediately. The Board also appointed Mr. Balachandran as a member of the Board's Quality and Regulatory Compliance Committee, also with immediate effect.

Mr. Balachandran was Executive Vice President, Operations of Amgen Inc., a global biotechnology company, from August 2012 until July 2016 and retired as an Executive Vice President in January 2017. Mr. Balachandran joined Amgen in 1997 as Associate Director, Engineering. He became Director, Engineering in 1998, and, from 1999 to 2001, he held the position of Senior Director, Engineering and Operations Services before moving to the position of Vice President, Information Systems from 2001 to 2002. Thereafter, Mr. Balachandran was Vice President, Puerto Rico Operations from May 2002 to February 2007. From February 2007 to October 2007, Mr. Balachandran was Vice President, Site Operations, and, from October 2007 to August 2012, he held the position of Senior Vice President, Manufacturing. Prior to his tenure at Amgen, Mr. Balachandran held leadership positions at Copley Pharmaceuticals, now a part of Teva Pharmaceuticals Industries Ltd., and Burroughs Welcome Company, a predecessor through mergers of GlaxoSmithKline plc. Mr. Balachandran holds a Master of Science degree in Chemical Engineering from The State University of New York at Buffalo and an MBA from East Carolina University.

About Catalent, Inc.

Catalent, Inc. (NYSE: CTLT) is the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products. With over 80 years serving the industry, Catalent has proven expertise in bringing more customer products to market faster, enhancing product performance and ensuring reliable clinical and commercial product supply. Catalent employs approximately 10,000 people, including over 1,400 scientists, at more than 30 facilities across 5 continents and in fiscal 2016 generated $1.85 billion in annual revenue. Catalent is headquartered in Somerset, N.J. For more information, please visit www.catalent.com.

Non-GAAP Financial Measures

Use of EBITDA from continuing operations, Adjusted EBITDA, Adjusted Net Income and Segment EBITDA

Management measures operating performance based on consolidated earnings from continuing operations before interest expense, expense/(benefit) for income taxes, and depreciation and amortization, and it is adjusted for the income or loss attributable to non-controlling interest (“EBITDA from continuing operations”). EBITDA from continuing operations is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations.

The Company believes that the presentation of EBITDA from continuing operations enhances an investor’s understanding of its financial performance. The Company believes this measure is a useful financial metric to assess its operating performance from period to period by excluding certain items that it believes are not representative of its core business and uses this measure for business planning purposes.

In addition, given the significant investments that Catalent has made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of its cost structure. The Company believes that EBITDA from continuing operations will provide investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. The Company presents EBITDA from continuing operations in order to provide supplemental information that it considers relevant for the readers of the Consolidated Financial Statements, and such information is not meant to replace or supersede U.S. GAAP measures. The Company’s definition of EBITDA from continuing operations may not be the same as similarly titled measures used by other companies.

Catalent evaluates the performance of its segments based on segment earnings before non-controlling interest, other (income)/expense, impairments, restructuring costs, interest expense, income tax expense/(benefit), and depreciation and amortization (“segment EBITDA”). Moreover, under the Company's credit agreement, its ability to engage in certain activities, such as incurring certain additional indebtedness, making certain investments and paying certain dividends, is tied to ratios based on Adjusted EBITDA, which is not defined under U.S. GAAP and is subject to important limitations. Adjusted EBITDA is the covenant compliance measure used in the credit agreement governing debt incurrence and restricted payments. Because not all companies use identical calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Management also measures operating performance based on Adjusted Net Income/(loss) and Adjusted Net Income/(loss) per share. Adjusted Net Income/(loss) is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations. The Company believes that the presentation of Adjusted Net Income/(loss) and Adjusted Net Income/loss per share enhances an investor’s understanding of its financial performance. The Company believes this measure is a useful financial metric to assess its operating performance from period to period by excluding certain items that it believes are not representative of its core business and the Company uses this measure for business planning purposes. The Company defines Adjusted Net Income/(loss) as net earnings/(loss) adjusted for (1) earnings or loss of discontinued operations, net of tax, (2) amortization attributable to purchase accounting and (3) income or loss from non-controlling interest in its majority-owned operations. The Company also makes adjustments for other cash and non-cash items included in the table below, partially offset by its estimate of the tax effects as a result of such cash and non-cash items. The Company believes that Adjusted Net Income/(loss) and Adjusted Net Income/(loss) per share will provide investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations available to its stockholders. The Company’s definition of Adjusted Net Income/(loss) may not be the same as similarly titled measures used by other companies.

The most directly comparable GAAP measure to EBITDA from continuing operations and Adjusted EBITDA is earnings/(loss) from continuing operations. The most directly comparable GAAP measure to Adjusted Net Income/(loss) is net earnings/(loss). Included in this release is a reconciliation of earnings/(loss) from continuing operations to EBITDA from continuing operations and Adjusted EBITDA and reconciliation of net earnings/(loss) to Adjusted Net Income.

The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting and analyzing future periods, the Company does so primarily on a non-GAAP basis without preparing a GAAP analysis as that would require estimates for various cash and non-cash reconciling items that would be difficult to predict with reasonable accuracy. For example, equity compensation expense would be difficult to estimate because it depends on the Company’s future hiring and retention needs, as well as the future fair market value of the Company’s common stock, all of which are difficult to predict and subject to constant change. It is equally difficult to anticipate the need for or magnitude of a presently unforeseen one-time restructuring expense or the values of end-of-period foreign currency exchange rates. As a result, the Company does not believe that a GAAP reconciliation would provide meaningful supplemental information about the Company’s outlook.

Use of Constant Currency

As changes in exchange rates are an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period over period. The Company uses results on a constant currency basis as one measure to evaluate its performance. The Company calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates. The Company generally refers to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange or being on a constant currency basis.

These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant currency basis, as the Company presents them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements.  All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings.  Similarly, statements that describe the Company’s objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent, Inc.’s expectations and projections.  Some of the factors that could cause actual results to differ include, but are not limited to, the following: participation in a highly competitive market and increased competition may adversely affect the business of the Company; demand for the Company’s offerings which depends in part on the Company’s customers’ research and development and the clinical and market success of their products; product and other liability risks that could adversely affect the Company’s results of operations, financial condition, liquidity and cash flows; failure to comply with existing and future regulatory requirements; failure to provide quality offerings to customers could have an adverse effect on the Company’s business and subject it to regulatory actions and costly litigation; problems providing the highly exacting and complex services or support required; global economic, political and regulatory risks to the operations of the Company;  inability to enhance existing or introduce new technology or service offerings in a timely manner; inadequate patents, copyrights, trademarks and other forms of intellectual property protections; fluctuations in the costs, availability, and suitability of the components of the products the Company manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials; changes in market access or healthcare reimbursement in the United States or internationally; fluctuations in the exchange rate of the U.S. dollar and other foreign currencies including as a result of the recent U.K. referendum to exit from the European Union; adverse tax legislation initiatives or challenges to the Company’s tax positions; loss of key personnel; risks generally associated with information systems; inability to complete any future acquisitions and other transactions that may complement or expand the business of the Company or divest of non-strategic businesses or assets and the Company’s ability to successfully integrate acquired business and realize anticipated benefits of such acquisitions; offerings and customers’ products that may infringe on the intellectual property rights of third parties; environmental, health and safety laws and regulations, which could increase costs and restrict operations; labor and employment laws and regulations; additional cash contributions required to fund the Company’s existing pension plans; substantial leverage resulting in the limited ability of the Company to raise additional capital to fund operations and react to changes in the economy or in the industry, exposure to interest rate risk to the extent of the Company’s variable rate debt and preventing the Company from meeting its obligations under its indebtedness. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016, filed with the Securities and Exchange Commission.  All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent, Inc. does not undertake to update any forward-looking statement as a result of new information or future events or developments except to the extent required by law.

More products. Better treatments. Reliably supplied.™

Catalent, Inc. and Subsidiaries
Consolidated Statements of Operations
(Dollars in millions, except per share data)

	Three Months Ended March 31,		FX impact	Constant Currency Increase/(Decrease)
	2017	2016		Change $	Change %
Net revenue	$532.6	$438.0	$(13.3)	$107.9	25%
Cost of sales	365.2	311.8	(7.9)	61.3	20%
Gross margin	167.4	126.2	(5.4)	46.6	37%
Selling, general and administrative expenses	100.9	93.4	(1.3)	8.8	9%
Impairment charges and (gain)/loss on sale of assets	1.8	(0.3)	(0.1)	2.2	*
Restructuring and other	0.1	1.8	0.5	(2.2)	*
Operating earnings	64.6	31.3	(4.5)	37.8	*
Interest expense, net	22.6	21.7	(0.5)	1.4	6%
Other (income)/expense, net	7.3	(4.2)	(0.8)	12.3	*
Earnings from continuing operations, before income taxes	34.7	13.8	(3.2)	24.1	*
Income tax expense	8.7	3.1	(0.4)	6.0	*
Net earnings	26.0	10.7	(2.8)	18.1	*
Less: Net earnings/(loss) attributable to noncontrolling interest, net of tax	—	—	—	—	*
Net earnings attributable to Catalent	$26.0	$10.7	$(2.8)	$18.1	*

Weighted average shares outstanding	125.0	124.8
Weighted average diluted shares outstanding	126.8	125.8

Earnings per share attributable to Catalent:
Basic
Net earnings	0.21	0.09
Diluted
Net earnings	0.21	0.09
* - percentage not meaningful

Catalent, Inc. and Subsidiaries
Selected Segment Financial Data
(Dollars in millions)

	Three Months Ended March 31,		FX impact	Constant Currency Increase/(Decrease)
	2017	2016		Change $	Change %
Softgel Technologies
Net revenue	$209.9	$185.1	$(1.3)	$26.1	14%
Segment EBITDA	51.4	35.4	(1.0)	17.0	48%
Drug Delivery Solutions
Net revenue	234.6	190.5	(6.7)	50.8	27%
Segment EBITDA	59.5	39.9	(2.6)	22.2	56%
Clinical Supply Services
Net revenue	97.5	71.5	(5.4)	31.4	44%
Segment EBITDA	15.7	12.1	(1.6)	5.2	43%
Inter-segment revenue elimination	(9.4)	(9.1)	0.1	(0.4)	4%
Unallocated Costs	(32.8)	(17.1)	0.4	(16.1)	94%
Combined Total
Net revenue	$532.6	$438.0	$(13.3)	$107.9	25%

EBITDA from continuing operations	$93.8	$70.3	$(4.8)	$28.3	40%

Refer to the Company's description of non-GAAP measures including segment EBITDA as referenced above.

Catalent, Inc. and Subsidiaries
Consolidated Statements of Operations
(Dollars in millions, except per share data)

	Nine Months Ended March 31,		FX impact	Constant Currency Increase/(Decrease)
	2017	2016		Change $	Change %
Net revenue	$1,458.5	$1,315.9	$(40.6)	$183.2	14%
Cost of sales	1,019.1	916.1	(22.7)	125.7	14%
Gross margin	439.4	399.8	(17.9)	57.5	14%
Selling, general and administrative expenses	295.3	268.6	(4.7)	31.4	12%
Impairment charges and (gain)/loss on sale of assets	2.3	0.8	—	1.5	*
Restructuring and other	4.5	3.4	0.3	0.8	24%
Operating earnings	137.3	127.0	(13.5)	23.8	19%
Interest expense, net	67.5	66.7	(2.1)	2.9	4%
Other (income)/expense, net	3.4	(7.1)	(2.1)	12.6	*
Earnings from continuing operations, before income taxes	66.4	67.4	(9.3)	8.3	12%
Income tax expense	18.4	14.3	(1.9)	6.0	42%
Net earnings	48.0	53.1	(7.4)	2.3	4%
Less: Net earnings/(loss) attributable to noncontrolling interest, net of tax	—	(0.3)	—	0.3	*
Net earnings attributable to Catalent	$48.0	$53.4	$(7.4)	$2.0	4%

Weighted average shares outstanding	124.9	124.8
Weighted average diluted shares outstanding	126.5	125.9

Earnings per share attributable to Catalent:
Basic
Net earnings	0.38	0.43
Diluted
Net earnings	0.38	0.42

Catalent, Inc. and Subsidiaries
Selected Segment Financial Data
(Dollars in millions)

	Nine Months Ended March 31,		FX impact	Constant Currency Increase/(Decrease)
	2017	2016		Change $	Change %
Softgel Technologies
Net revenue	$598.2	$550.2	$(7.0)	$55.0	10%
Segment EBITDA	125.3	104.8	(5.0)	25.5	24%
Drug Delivery Solutions
Net revenue	639.9	568.2	(17.4)	89.1	16%
Segment EBITDA	151.5	139.5	(7.5)	19.5	14%
Clinical Supply Services
Net revenue	249.5	226.0	(16.7)	40.2	18%
Segment EBITDA	37.8	39.5	(4.3)	2.6	7%
Inter-segment revenue elimination	(29.1)	(28.5)	0.5	(1.1)	4%
Unallocated Costs	(72.9)	(43.9)	1.7	(30.7)	70%
Combined Total
Net revenue	$1,458.5	$1,315.9	$(40.6)	$183.2	14%

EBITDA from continuing operations	$241.7	$239.9	$(15.1)	$16.9	7%

Refer to the Company's description of non-GAAP measures including segment EBITDA as referenced above.

Catalent, Inc. and Subsidiaries
Reconciliation of Earnings/(Loss) from Continuing Operations to EBITDA from Continuing Operations and Adjusted EBITDA*
(Dollars in millions)

	Quarter Ended					Twelve Months Ended
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	March 31, 2017
Earnings from continuing operations	$10.7	$58.1	$4.6	$17.4	$26.0	$106.1
Interest expense, net	21.7	21.8	22.1	22.8	22.6	89.3
Income tax expense/(benefit)	3.1	19.4	0.2	9.5	8.7	37.8
Depreciation and amortization	34.8	35.1	35.8	35.5	36.5	142.9
EBITDA from continuing operations	70.3	134.4	62.7	85.2	93.8	376.1
Equity compensation	3.6	2.1	6.9	4.9	4.6	18.5
Impairment charges and (gain)/loss on sale of assets	(0.3)	1.9	—	0.5	1.8	4.2
Financing related expenses and other	—	—	—	4.3	—	4.3
US GAAP Restructuring and Other (1)	1.8	5.6	1.1	3.3	0.1	10.1
Acquisition, integration and other special items	7.8	5.8	4.8	3.9	8.4	22.9
Foreign Exchange loss/(gain) (included in other, net) (2)	(2.0)	(4.7)	(0.5)	(3.2)	9.2	0.8
Other adjustments	(0.5)	(3.3)	—	(0.8)	(0.1)	(4.2)
Adjusted EBITDA	$80.7	$141.8	$75.0	$98.1	$117.8	$432.7
FX impact (unfavorable)	—				(4.4)
Adjusted EBITDA - Constant Currency	$80.7				$122.2

* Refer to the Company's description of non-GAAP measures including Adjusted EBITDA as referenced above.
(1) Restructuring and Other costs for the three months ended December 31, 2016 includes settlement charges of $3.2 million for certain customer claims related to the temporary Beinheim facility suspension.

(2)
Foreign exchange loss of $0.8 million for the twelve months ended March 31, 2017 includes: (a) $3.4 million of unrealized gains related to foreign trade receivables and payables, (b) $3.2 million of unrealized losses on the ineffective portion of the Company's net investment hedge, and (c) $0.2 million of unrealized losses on inter-company loans. The foreign exchange adjustment was also affected by the exclusion of realized foreign currency exchange rate losses from the settlement of inter-company loans of $0.7 million. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the Company's trade operations.

Catalent, Inc. and Subsidiaries
Reconciliation of Net Earnings/(Loss) to Adjusted Net Income*
(Dollars in millions)

	Quarter Ended					Twelve Months Ended
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017	March 31, 2017
Net earnings	$10.7	$58.1	$4.6	$17.4	$26.0	$106.1
Amortization (1)	11.4	11.4	11.0	11.1	11.0	44.5
Equity compensation	3.6	2.1	6.9	4.9	4.6	18.5
Impairment charges and loss on sale of assets	(0.3)	1.9	—	0.5	1.8	4.2
Financing related expenses	—	—	—	4.3	—	4.3
U.S. GAAP restructuring (2)	1.8	5.6	1.1	3.3	0.1	10.1
Acquisition, integration and other special items	7.8	5.8	4.8	3.9	8.4	22.9
Foreign exchange loss/(gain) (included in other (income)/expense, net)	(2.0)	(4.7)	(0.5)	(3.2)	9.2	0.8
Other adjustments	(0.5)	(3.3)	—	(0.8)	(0.1)	(4.2)
Estimated tax effect of adjustments(3)	(6.5)	(6.1)	(6.5)	(6.5)	(10.7)	(29.8)
Discrete income tax expense/(benefit) items(4)	0.4	(5.9)	(1.8)	(0.2)	(1.6)	(9.5)
Adjusted net income	$26.4	$64.9	$19.6	$34.7	$48.7	$167.9

* Refer to the Company's description of non-GAAP measures including Adjusted Net Income as referenced above.

(1)	Represents the amortization attributable to purchase accounting for previously completed business combinations.
(2) Restructuring and Other costs for the three months ended December 31, 2016 includes settlement charges of $3.2 million for certain customer claims related to the temporary Beinheim facility suspension.

(3)
The tax effect of adjustments to Adjusted Net Income is computed by applying the statutory tax rate in the jurisdictions to the income or expense items which are adjusted in the period presented; if a valuation allowance exists, the rate applied is zero.

(4) Discrete period income tax expense / (benefit) items are unusual or infrequently occurring items primarily including: changes in judgment related to the realizability of deferred tax assets in future years, changes in measurement of a prior year tax position, deferred tax impact of changes in tax law, and purchase accounting.

Catalent, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in millions)

	March 31, 2017	June 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$241.2	$131.6
Trade receivables, net	402.6	414.8
Inventories	193.9	154.8
Prepaid expenses and other	90.7	89.0
Total current assets	928.4	790.2
Property, plant, and equipment, net	968.9	905.8
Other non-current assets, including intangible assets	1,387.9	1,395.1
Total assets	$3,285.2	$3,091.1

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$23.7	$27.7
Accounts payable	137.6	143.7
Other accrued liabilities	228.8	219.8
Total current liabilities	390.1	391.2
Long-term obligations, less current portion	2,025.3	1,832.8
Other non-current liabilities	227.1	231.2
Commitment and contingencies (1)
Total shareholders' equity	642.7	635.9
Total liabilities and shareholders' equity	$3,285.2	$3,091.1

(1)	Please refer to note 12 of the consolidated financial statements within our March 31, 2017 Form 10-Q.

Catalent, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Dollars in millions)

	Nine Months Ended March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	199.3	121.4
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment and other productive assets	(87.8)	(107.8)
Proceeds from sale of property and equipment	0.7	—
Payment for acquisitions, net of cash acquired	(169.9)	—
Net cash (used in)/provided by investing activities	(257.0)	(107.8)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in other borrowings	(5.9)	0.6
Proceeds from borrowing, net	397.4	—
Payments related to long-term obligations	(213.9)	(13.9)
Call premium payments and financing fees paid	(6.4)	—
Purchase of Redeemable Noncontrolling Interest Shares	—	(5.8)
Cash paid, in lieu of equity, for tax withholding obligations	(2.8)	(8.0)
Net cash provided by/(used in) financing activities	168.4	(27.1)
Effect of foreign currency on cash	(1.1)	(3.9)
NET INCREASE/(DECREASE) IN CASH AND EQUIVALENTS	109.6	(17.4)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	131.6	151.3
CASH AND EQUIVALENTS AT END OF PERIOD	$241.2	$133.9